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                                                                   EXHIBIT 10.2

                         EXECUTIVE EMPLOYMENT AGREEMENT


        THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement"), is made this 10th day of June, 1996, by and between American HealthChoice, Inc. (AHC), a New York non-profit corporation (the "Company"), with its principal offices at 1300
W. Walnut Hill Lane, Irving, Texas 75038 and Jon A. Sommerhauser (the "Executive"), an individual residing at 2432 Sweet Grass Trail, Flower Mound, Texas 75028.


                              W I T N E S S E T H:
                              - - - - - - - - - -

        WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to retain the services of the Executive in the position set forth hereinbelow and to enter into a written agreement embodying the terms of such employment; and

        WHEREAS, the By-laws of the Company permit the Company to enter into contracts for the employment of officers of the Company; and

        WHEREAS, the Company wishes to assure itself of the services of the Executive for the period provided in this Agreement, and the Executive wishes to continue to serve in the employ of the Company in the capacity and on the terms and conditions hereinafter provided.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties agree as follows:


                                   ARTICLE I

                             EMPLOYMENT AND DUTIES

        SECTION 1.1. EMPLOYMENT. The Company hereby continues to employ the Executive, and the Executive hereby agrees to such continued employment with the Company as an employee of the Company, upon the terms and subject to the conditions hereinafter set forth.

        SECTION 1.2. DUTIES. The Executive shall serve as the Executive Vice President of Operations. The Executive shall devote substantially all of his business time and energies to the business of the Company. The Executive agrees to perform such services not inconsistent with his position as shall from time to time be assigned to him by the Company's Board of Directors or the President of the Company.


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                                   ARTICLE II

                               TERM OF EMPLOYMENT

        SECTION 2.1. TERM. The Executive shall be employed by the Company for a period commencing on June 10, 1996 and, except as otherwise provided herein, ending three (3) years from such date; provided, however, that unless the Company shall have delivered to the Executive written notice of its intent, or the Executive shall have delivered to the Company written notice of his intent, not to renew this Agreement on or prior to June 10 in any year, commencing with June 10, 1996, the term of this Agreement shall be extended by twelve months from the then effective expiration date. The period of the Executive's employment hereunder, including any extension or extensions pursuant to the foregoing sentence, is referred to hereinafter as the "Employment Term."

        SECTION 2.2. TERMINATION. This Agreement, and the employment of the Executive hereunder, shall terminate prior to the expiration of the Employment Term in the following manner:

        a.      Retirement.

                (1) This Agreement shall terminate automatically upon the Executive's Retirement, as defined hereinafter.

                (2) For purposes of this Agreement, "Retirement" means the termination of the Executive's employment initiated by the Executive whereby the Executive is entitled to receive an immediately payable benefit, including an early retirement benefit, under the Company's retirement plan generally applicable to its salaried employees or under any retirement arrangement established with respect to the Executive with his consent, in either case, whether or not the Executive commences to receive such benefit at the time of such termination.

                (3) Upon termination of the Executive's employment by reason of Retirement, the Executive shall be entitled to benefits determined in accordance with the Company's retirement, benefit and insurance programs in effect at such time.

        b.      Termination for Cause.

                (1) The Executive's employment under this Agreement may be terminated for cause at any time, effective upon written notice after formal action by the Board of Directors of the Company at a special meeting duly called for the purpose of considering the termination of the Executive for




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        cause and at said meeting the Board of Directors decides to terminate for cause, as defined herein. The Executive shall have the right to receive notice of and appear at such meeting to respond to any allegations made against him concerning the contemplated termination.

                (2) As used in this Agreement, "cause" shall be deemed to mean one or more of the following:

                        (a) The Executive's embezzlement or misappropriation of funds;

                        (b) The Executive's conviction of a felony involving moral turpitude;

                        (c) The Executive's commission of material acts of dishonesty, fraud, or deceit;

                        (d) The Executive's breach of any material provision of this Agreement;

                        (e) The Executive's habitual or willful neglect of his duties;

                        (f) The Executive's breach of fiduciary duty to the Company involving personal profit; or

                        (g) The Executive's material violation of any other duty to the Company or its stockholders imposed by law or by the Board of Directors.

                (3) In the event that the Board of Directors acts to terminate the Executive for cause in accordance with paragraph (1), the Executive shall be paid all compensation and other sums due to him through the date of termination, including, without limitation, reimbursements for allowable expenses incurred by the Executive, but shall not be entitled to receive any compensation or benefits thereafter.

        c.      Termination Without Cause.

                (1) The Company may, at any time, terminate this Agreement without cause on sixty (60) days' written notice to the Executive.




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        (2)     As used in this Agreement, the phrase "termination without cause" means termination of employment other than:

                (a)     Termination pursuant to Section 2.2.b of this Agreement;
                or

                (b)     Termination pursuant to Section 2.2.d of this Agreement;
                or

                (c) The Executive's voluntary termination of his employment pursuant to Section 2.2.a. or otherwise.

        (3) If the Executive's employment with the Company is terminated without cause, then;

                (a)     Where the termination without cause occurs within twelve
        (12) months of the date of employment, the Company will continue to pay as liquidated damages his then current Base Salary (as defined herein) for the next sixty (60) days immediately following the date of such termination (the "Severance Period");

                (b) Where the termination without cause occurs between twelve (12) and eighteen (18) months of the date of employment, the Company will continue to pay as liquidated damages his then current Base Salary for the next thirty (30) days immediately following the date of such termination (the "Severance Period");

                (c) Where the termination without cause occurs between eighteen (18) and twenty-four (24) months of the date of employment, the Company will continue to pay as liquidated damages his then current Base Salary for the next fourteen (14) days immediately following the date of such termination (the "Severance Period").

        (4) If the Executive's employment with the Company is terminated without cause:

                (a) The Executive shall be deemed to be an "Executive" of the Company for the applicable Severance Period with respect to any health insurance plans maintained by the Company in which the Executive is eligible and





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                participating at the time of such termination and the Executive shall be entitled to continued coverage, if applicable, during such Severance Period; and

        d.      Termination Upon Death or Disability.

                (1) If the Executive dies or becomes permanently disabled to the extent that he is unable to perform his duties under this Agreement, at such time as he is determined to be permanently disabled or upon death, he shall be deemed terminated and he, his heirs, or assigns, as applicable, shall receive an amount equal to one hundred percent (100%) of his Base Salary for two (2) months, plus any bonus compensation to which the Executive would be entitled, pro rated to the date of death or permanent disability; provided, however, that the payment of such Base Salary shall be reduced by an amount equal to the sum of all benefits received by the Executive from (i) federal or state disability programs or (ii) any private disability plan provided by the Company. Payment of such sum shall be made in accordance with Section
        3.1 hereof.

                (2) For purposes of this Agreement, the term "permanently disabled" shall mean the Executive's inability to perform services by reason of illness or other incapacity for a period of more than two (2) months, established by medical evidence satisfactory to the Company.

                (3) All other benefits to which the Executive may be entitled following the Executive's termination for death or disability shall be determined in accordance with the plans, policies and practices of the Company then in effect.

        SECTION 2.3 OTHER OCCURRENCES UPON TERMINATION. Upon termination of this Agreement:

                a. The Company's obligation to provide the Executive with compensation and benefits as provided herein shall discontinue at the termination date of this Agreement except as otherwise required by law or as herein set forth in this Section 2.

                b.      The Executive shall comply fully with the provisions of
        Section 4.4.e. hereof, including, without limitation, the surrender to the Company's designated agent of all property of the Company belonging thereto that is in the possession, custody or control of the Executive at the time of termination, including, but not limited to, keys, files, furnishings, reports, records, documents and the like; and



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                c.      With respect to any stock options, restricted stock,
        incentive plans, deferred compensation arrangements or other plans or programs in which the Executive is participating at the time of termination of his employment, the Executive's rights and benefits under each such plan shall be determined in accordance with the terms, conditions, and limitations of the plan and any separate agreement executed by the Executive which may then be in effect.

        SECTION 2.4 MITIGATION OF AMOUNTS PAYABLE UPON TERMINATION. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 2 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 2 be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of the Executive's termination of employment, or otherwise.

                                  ARTICLE III

                           COMPENSATION AND BENEFITS

        SECTION 3.1.  BASE SALARY.

                a. For all services rendered by the Executive during his employment under this Agreement, the Company shall pay the Executive as compensation a salary at the rate of $84,000.00 per year, increased annually on June 10 of each year, commencing June 10, 1996, by the Salary Adjustment Amount (the salary payable in any calendar year, including the applicable Salary Adjustment Amount is referred to herein as the "Base Salary" for such calendar year). All taxes and governmentally required withholdings shall be deducted in conformity with applicable laws.

                b. For purposes of this Agreement, the phrase "Salary Adjustment Amount" means an amount equal to the sum of (i) the percentage increase (if any) in the "Consumer Price Index for all Urban Consumers" (the "Index") published by the Bureau of Labor Statistics of the United States Department of Labor for the twelve month period ending with the December immediately preceding such determination of Salary Adjustment Amount, plus (ii) any additional increase in salary which the Board of Directors of the Company may approve for the Executive. Appropriate adjustment shall be promptly made in case there is a published amendment of the Index figures upon which the computation is based. In the event the Index is discontinued, the parties hereto shall accept comparable statistics on the cost of living published by an agency of the United States or a responsible financial periodical of recognized authority.



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                c.      The Company shall pay the Executive as additional
        compensation a motor vehicle allowance of $4,800.00 per year.

                d. During the Employment Term, the Executive's salary shall be reviewed at least annually. Such review shall be conducted by the Board of Directors of the Company, or a committee designated by the Board of Directors, and such Board or committee may increase, but not decrease, said salary.

        Section 3.2. BONUS. In addition to such compensation as is to be payable to the Executive pursuant to the provisions of Section 3.1, the Executive shall be entitled to receive bonuses defined as follows:

                a. Signing: AHC will issue 1000 shares of ordinary stock par value $0.001 as fully paid.

                b. 90 days: on completion of satisfactory performance during initial employment period, AHC will issue further 1000 shares of ordinary stock, par value $0.001 as fully paid.

                c. AHC will pay employee bonus of $12,000.00 at end of each year's employment if AHC meets corporate performance goals as established between employee and Company at the beginning of each employment year.

        Section 3.3. STOCK OPTIONS.

                a. The Company will grant to employee the following stock options in recognition of performance achievement.

                        (i) on signing of employment contract the Company will grant employee option to acquire 10,000 shares at $5.00 per share, such options are irrevocable and exist up to 5 years and can only be exercised after minimum of 12 months employment.

                        (ii) on achievement of the following Corporate goals in year 1, 2 and 3 while employed, the Company will grant employee option to acquire 20,000 options in year 1 and 40,000 options in years 2 and 3 at $7.50 per share.

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                       Year 1 or 9/30/96 NPBT $3,250,000

                       Year 2 or 9/30/97 NPBT $7,500,000

                       Year 3 or 9/30/98 NPBT $17,500,000

        SECTION 3.4. BENEFITS. In addition to, and not in lieu of, Base Salary, bonus or other compensation payable to the Executive hereunder, the Executive shall be entitled to the following benefits:

                a. Employee Benefits. The Executive shall be entitled to participate in the employee benefit programs generally available to employees of the Company, and to receive such benefits for which his level of employment makes him eligible, all in accordance with the Company's policies as in effect from time to time during the Employment Term.

                b. Health Insurance: Health insurance will be paid by the Company for the employee, spouse, and children living at home.

                c. Vacations. The Executive shall be entitled to two (2) weeks of vacation (pro rated for periods of less than 12 months), or such greater length of time as may be approved from time to time by the Board of Directors of the Company during each full year of his employment hereunder, with full pay in accordance with the vacation policy of the Company, such vacation to be taken by the Executive at such time or times as are consistent with the reasonable business needs of the Company. Vacation shall accrue as of the date hereof with
        respect to the Company's calendar year 1996, and thereafter, each     of
        each year and any accrued vacation time not used during the year in which it is available to be taken will be lost.

                d. Business Expenses. The Executive shall be reimbursed in accordance with Company policies for any and all necessary and reasonable business expenses incurred by the Executive during the Employment Term.

                e. Holidays. The Executive shall be entitled to such holidays as the Board of Directors may approve for all employees of the Company.

                f. Sick Leave. The Executive shall be entitled to a maximum of five (5) days paid sick leave per year because of sickness or accident. The




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        Executive shall accrue three (3) paid sick days on the date of the commencement of this Agreement and on each subsequent January 1st. No unused sick leave shall be carried over from one calendar year to the next.

                                   ARTICLE IV

                            MISCELLANEOUS PROVISIONS

        SECTION 4.1. REDUCTION OF PAYMENTS. If any payment to or for the benefit of the Executive under this Agreement, either alone or together with other payments to or for the benefit of the Executive, would constitute a "parachute payment" (as such term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the payments under this Agreement shall be reduced to the largest amount that will minimize or eliminate both the imposition of the excise tax imposed by Section 4999 of the Code and the disallowance of deductions to the Company under Section 280G of the Code of any such payments. The determination of any reduction in the payments under this Agreement pursuant to this Section shall be made by the Company's independent accountants.

        SECTION 4.2. INDEMNIFICATION. The Company will indemnify the Executive (and his legal representative or other successors) to the fullest extent permitted (including payment of expenses in advance of final disposition of a proceeding) by the laws of the jurisdiction of incorporation of the Company, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and By-Laws of the Company, as in effect at such time or on the effective date of this Agreement, or by the terms of any indemnification agreement between the Company and the Executive, whichever affords or afforded greatest protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, and to the extent the Company maintains such an insurance policy or policies, the Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company officer or director against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been a director, officer or employee of the Company, or any of its subsidiaries or his serving or having served any other enterprise as a director, officer or employee at the request of the Company.

        SECTION 4.3.  COVENANT NOT TO COMPETE WITH THE COMPANY.

                a. If this Agreement is terminated for any reason, the Executive, for a period of one (1) year after the date of termination (the "Noncompete Term"), shall not directly or indirectly own, manage, operate or control, or be




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employed by or participate in or be connected in any manner with the ownership, management, operation, or control of, any business or type of business, located within a ten (10) mile radius of any facility owned or operated by any member of the Company Group (as defined below), which renders medical, chiropractic or physical therapy services competitive with those of such member.

        b. In addition, the Executive agrees that for the duration of the Noncompete Term, he will not, either directly or indirectly: (i) make any use of or make known to any competing person, firm, or corporation the names or addresses of any potential or pending acquisition and/or the names of the patients of any member of the Company Group or any other information pertaining to said businesses, acquisitions, and/or patients; (ii) call on, solicit or take away, or attempt to call on, solicit or take away, any of the business, acquisitions, and/or patients of any member of the Company Group with whom the Executive became acquainted during his employment or association with the Company or any other member of the Company Group, for commercial or competitive purposes either for himself or for any other person, firm, or corporation; or (iii) solicit or take away or attempt to solicit or take away any person then employed (including any employee who had been employed by the Company or any other member of the Company Group within six (6) months prior to the time of the termination of this Agreement) by the Company or any other member of the Company Group, for purposes of employment by or any consulting relationship with himself or any other person, firm or corporation.

        (c) As used herein, the phrase "Company Group" means the Company, and any entity that directly or indirectly controls, is controlled by, or is under common control with, the Company, and for purposes of this definition "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

        (d)     Notwithstanding the provisions of paragraph a above this
Section 4.3, the Executive may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if (i) such securities are listed on any national or regional securities exchange or have been registered under Section 12(9) of the Securities Exchange Act of 1934 and (ii) the Executive does not beneficially own (as defined in Rule 1 3d-3 promulgated under the Securities Exchange Act of 1934) in excess of 5% of


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        the outstanding capital stock of such enterprise. The Company acknowledges that Jon Sommerhauser owns 16% of a company called Intervention Outcome Inc. and it will not violate his noncompete agreement.

                e. The Executive agrees that if a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this Section 4.3 is overly restrictive and unenforceable, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that if a court of competent jurisdiction determines that any provision of this Section 4.3 is invalid or against public policy, the remaining provisions of this Section 4.3 and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

                f. The Executive acknowledges that the business of the Company and the other members of the Company Group is national in scope and that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the Company's and the other members of the Company Group's investment in their respective businesses and the goodwill thereof. The Executive acknowledges that the scope and duration of the restrictions contained herein are reasonable in light of the time that the Executive has been engaged in the business of the Company, the Executive's reputation in the markets for the businesses of the Company and the other members of the Company Group and the Executive's relationship with the patients of the members of the Company Group. The Executive further acknowledges that the restrictions contained herein are not burdensome to the Executive in light of the consideration paid therefor and the other opportunities that remain open to the Executive. Moreover, the Executive acknowledges that he has other means available to him for the pursuit of his livelihood.

                g. The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of this Section 4.3 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

        SECTION 4.4.  CONFIDENTIALITY; SPECIFIC PERFORMANCE.

                a. The Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or



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purposes, or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any other member of the Company Group, any Trade Secrets (as defined below) of the Company without first obtaining the written consent of the Company.

        b. The Executive will not at any time during his employment with the Company or for a period of two (2) years after termination of his employment, disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any other member of the Company Group, any Confidential Information (as defined below) of the Company or any other member of the Company Group which is disclosed to or learned by the Executive during employment with the Company. The Executive acknowledges that Confidential Information and materials developed by the Executive, or Confidential Information and materials received by the Company in confidence from third parties, are also included within the meaning and provisions of this Section.

        c. As used herein, "Trade Secrets" means the whole or any portion or phase of technical information, design, process, procedure, formula or improvement known or used by the Company or any other member of the Company Group that is valuable and secret (in the sense that it is not generally known to competitors of the Company). To the extent consistent with the foregoing, Trade Secrets include (without limitation) the specialized information and technology that provide any member of the Company Group with an advantage over competitors or potential competitors in its industry.

        d. As used herein, "Confidential Information" means, with respect to any person, any data or information known by that person related to the business of the person, other than Trade Secrets, that is of competitive significance to the person and not generally known by or available to the public or are maintained as confidential by such person. To the extent consistent with the foregoing, "Confidential Information" includes (without limitation): patient records; cost data (such as labor or material costs pertaining to services) of the Company; the identity and location of vendors and the terms of sales (including prices) negotiated with such vendors; data relating to sales - by patient, by location, by service category, or by sales price; patient lists; financial information that has not been released to the public; future business plans, marketing strategies, or advertising campaigns; and personnel files.


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                e.      The Executive agrees that upon termination of his
employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom in any way relating to the business of the Company and any other member of the Company Group, except that he may retain personal notes, notebooks and diaries. The Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any other member of the Company Group.

                f. The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of this Section 4.4 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

        SECTION 4.5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

        SECTION 4.6. ENTIRE AGREEMENT: AMENDMENTS; EFFECTIVENESS. This Agreement shall supersede any and all existing employment, change in control or severance agreements between the Executive and the Company or any of its respective affiliates and contains the entire understanding of the parties with respect to the employment of the Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter hereof other than those expressly set forth herein. No provisions of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by each of the paries hereto. THIS AGREEMENT AND ANY AMENDMENT HERETO SHALL NOT BE EFFECTIVE UNLESS AND UNTIL SIGNED BY THE COMPANY AND THE EXECUTIVE.

        SECTION 4.7. NO WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

        SECTION 4.8. SEVERABILITY. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the


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validity, legality and enforceability of the remaining provisions of this
Agreement shall not be affected thereby.

        SECTION 4.9. SUCCESSORS. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, to the Executive's estate. This Agreement shall not be assignable by the Executive.

        SECTION 4.10. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth in the opening of this Agreement; provided that all notices to the Company shall be directed to the attention of the President, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        SECTION 4.11.  ARBITRATION.

                a. Subject to the Company's right to seek injunctive relief in court as provided in Sections 4.3 and 4.4, the parties hereby agree to submit all controversies, claims and matters of difference in any way related to this Agreement or the performance or breach of the whole or any part hereof, to arbitration in Dallas, Texas, according to the rules and practices of the American Arbitration Association from time to time in force. Any such dispute shall be decided by three (3) arbitrators. Each of the parties to the dispute shall appoint one arbitrator within thirty (30) days of the submission of a notice of arbitration, and the two party-appointed arbitrators shall appoint the third arbitrator within thirty (30) days following the appointment of the last party-appointed arbitrator. All decisions and awards by the arbitration tribunal shall be made by majority vote. If one party fails to appoint an arbitrator within the time allotted therefor, or the party-appointed arbitrators cannot reach agreement on the third arbitrator of the tribunal within the said thirty (30) day period, then the appointing authority for the implementation of such procedures shall be the Senior Federal District Judge sitting for the Northern District of Texas. If such rules and practices shall conflict with the Texas Rules of Civil Procedure or any other provisions of Texas law then in force, such Texas rules and provisions shall govern. Arbitration of any such controversy, claims or matter of difference shall be



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
        a condition precedent to any legal action thereon, so, in the event that arbitration fails to settle any dispute arising in connection with this Agreement, each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of Texas in any action or proceeding arising out of or relating to this Agreement. This submission and agreement to arbitration shall be specifically enforceable.

                b. Awards shall be final and binding on all parties to the extent and in the manner provided by Texas law; provided that an arbitration award shall not be binding on the Company to the extent such award exceeds the maximum amount the Company would be required to pay the Executive pursuant to the express terms of this Agreement. All awards may be filed by any party with the Clerk of the District Court in the County of Dallas, Texas and an appropriate judgment entered thereon and execution issued therefor. At the election of any party said award may also be filed, and judgment entered thereon and execution issued therefor, with the clerk of one or more other courts, state or federal, having jurisdiction over the party against whom such award is rendered or its property.

        Section 4.12. HEADINGS. The headings contained in this Agreement are for convenience only and shall in no manner be construed as part of this Agreement.

        Section 4.13. ENFORCEMENT. In the event either party resorts to legal action to enforce the terms and provisions of this Agreement, the prevailing party shall be entitled to recover the costs of such action so incurred, including, without limitation, reasonable attorneys' fees.

        Section 4.14. COUNTERPARTS. This Agreement (and any written amendment thereto) may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        Section 4.15. SURVIVAL OF THE EXECUTIVE'S OBLIGATIONS. The Executive's obligations under this Agreement shall survive regardless of whether the Executive's employment by the Company is terminated, voluntarily or involuntarily, by the Company or the Executive, with or without cause.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXECUTIVE:                              COMPANY:

Jon A. Sommerhauser                     American HealthChoice, Inc.


/s/ JON A. SOMMERHAUSER                 By: /SIG/
-----------------------                    ---------------------------------
                                              President

                                        and

                                        AHC Management, Inc.


                                        By: /SIG/
                                           ---------------------------------
                                              President





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